Exhibit 99.1

Cash America Announces Exit of Mexico and Colorado Markets

FORT WORTH, Texas--(BUSINESS WIRE)--August 27, 2014--Cash America International, Inc. (NYSE: CSH) announced today that it has exited two non-strategic markets through the sale of its 47 pawn lending locations in Mexico and its 5 pawn lending locations in Colorado. The 47 locations in Mexico and the 5 locations in Colorado represent all of the Company's stores in each of those markets. After the completion of these two transactions, the Company will operate 864 lending locations in 21 states with $256.5 million in pawn loan balances, based on pawn loan balances outstanding as of June 30, 2014.

Commenting on the transactions, Daniel R. Feehan, President and Chief Executive Officer of Cash America said, “Over the last two years Cash America has added 132 pawn lending locations primarily through acquisitions. The addition of this group of pawn locations expanded our presence in strategically important markets for our business, including Texas, Georgia, Tennessee and North Carolina. The decision to exit the non-strategic markets of Mexico and Colorado will allow us to focus our resources and efforts on driving growth and enhancing the customer service in our overall network of coast to coast locations in the United States.”

About the Company

Excluding the 52 locations mentioned above, as of June 30, 2014 Cash America International, Inc. (the “Company”) operated 952 total locations offering specialty financial services to consumers, which included the following:

  864 lending locations in 21 states in the United States primarily under the names “Cash America Pawn,” “SuperPawn,” “Cash America Payday Advance,” and “Cashland;” and
  88 check cashing centers (all of which are unconsolidated franchised check cashing centers) operating in 12 states in the United States under the name “Mr. Payroll.”

Additionally, as of June 30, 2014, the Company offered consumer loans over the Internet to customers:

  in 33 states in the United States at http://www.cashnetusa.com and http://www.netcredit.com;
  in the United Kingdom at http://www.quickquid.co.uk, http://www.quickquidflexcredit.co.uk, http://www.poundstopocket.co.uk, and http://onstride.co.uk;
  in Australia at http://www.dollarsdirect.com.au;
  in Canada at http://www.dollarsdirect.ca; and
  in Brazil at http://www.simplic.com.br.

For additional information regarding the Company and the services it provides, visit the Company’s websites located at:

http://www.cashamerica.com	http://www.dollarsdirect.com.au
http://www.enova.com	http://www.dollarsdirect.ca
http://www.cashnetusa.com	http://www.quickquidflexcredit.co.uk
http://www.netcredit.com	http://www.onstride.co.uk
http://www.cashlandloans.com	http://www.simplic.com.br
http://www.quickquid.co.uk	http://www.mrpayroll.com
http://www.poundstopocket.co.uk

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements about the business, financial condition, operations and prospects of the Company. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including, without limitation: the effect of, compliance with or changes in domestic and foreign pawn, consumer credit, tax and other laws and governmental rules and regulations applicable to the Company's business or changes in the interpretation or enforcement thereof; the regulatory and examination authority of the Consumer Financial Protection Bureau in the U.S. and the UK Financial Conduct Authority, including the effect of and compliance with a consent order the Company entered into with the Consumer Financial Protection Bureau in November 2013 and changes to the Company’s UK business practices as a result of adapting the Company’s business in response to the requirements of the Financial Conduct Authority; changes in the political, regulatory or economic environment in foreign countries where the Company operates or in the future may operate; risks related to the potential separation of the Company’s online lending business that comprises its e-commerce division, Enova International, Inc.; the Company’s ability to process or collect consumer loans through the Automated Clearing House system; the actions of third parties who provide, acquire or offer products and services to, from or for the Company; public and regulatory perception of the Company’s business, including its consumer loan business and its business practices; the effect of any current or future litigation proceedings or any judicial decisions or rule-making that affect the Company, its products or its arbitration agreements; fluctuations, including a sustained decrease, in the price of gold or deterioration in economic conditions; a prolonged interruption in the Company’s operations of its facilities, systems and business functions, including its information technology and other business systems; changes in demand for the Company’s services and changes in competition; the Company’s ability to maintain an allowance or liability for estimated losses on consumer loans that are adequate to absorb credit losses; the Company’s ability to attract and retain qualified executive officers; the ability of the Company to open new locations in accordance with its plans or to successfully integrate newly acquired businesses into the Company’s operations; interest rate and foreign currency exchange rate fluctuations; changes in the capital markets, including the debt and equity markets; changes in the Company’s ability to satisfy its debt obligations or to refinance existing debt obligations or obtain new capital to finance growth; security breaches, cyber-attacks or fraudulent activity; acts of God, war or terrorism, pandemics and other events; the effect of any of such changes on the Company’s business or the markets in which it operates; and other risks and uncertainties indicated in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this release, terms such as “believes,” “estimates,” “should,” “could,” “would,” “plans,” “expects,” “anticipates,” “may,” “forecasts,” “projects” and similar expressions and variations as they relate to the Company or its management are intended to identify forward-looking statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of this release.

CONTACT:
Cash America International, Inc.
Thomas A. Bessant, Jr., 817-335-1100